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                                                                    EXHIBIT 23-4

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Star Buffet, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-46939 and 333-50767) on Form S-8 of Star Buffet, Inc. of our report dated March 16, 1998, relating to the consolidated balance sheets of Star Buffet, Inc. and subsidiaries (Successor Company) as of January 26, 1998 and January 27, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the fifty-two week period ended January 26, 1998 and twenty-eight week period ended January 27, 1997 (Successor Period) and the statements of income, stockholders' equity, and cash flows of HTB Restaurants, Inc. for the thirty week period ended July 15, 1996 and the fifty-two week period ended December 18, 1995 (Predecessor Company), which report appears in the January 26, 1998 annual report on Form 10-K of Star Buffet, Inc. Our report refers to a business combination accounted for as a purchase that occurred on July 16, 1996, the result of which renders the financial information for the periods before and after the acquisition not comparable.

                                          KPMG Peat Marwick LLP

Salt Lake City, Utah
April 24, 1998